Supplement dated January 30, 2003
(To Prospectus Supplement dated January 22, 2003
to Prospectus dated November 8, 2002)



                                   1,489,200
                     CORPORATE BACKED TRUST CERTIFICATES,
                           Duke Capital Note-Backed
                           Series 2003-3, Class A-1

     The following changes are made to the attached prospectus supplement:

             The initial number of Class A-1 Certificates is increased from 1,472,040 to 1,489,200. The initial principal amount of Class A-2 Certificates is increased from $6,134,000 to $6,205,000. The aggregate principal amount of 6 3/4% Senior Notes due February 15, 2032 issued by the Underlying Securities Issuer to be deposited in the Trust on the Original Issue Date is increased from $42,935,000 to $43,435,000. In each place that the initial number of Class A-1 Certificates appears in the prospectus supplement, such number is changed to 1,489,200. In each place that the aggregate principal amount of Underlying Securities appears in the prospectus supplement, such amount is changed to $43,435,000.

             The paragraph under the heading "The Underlying
        Securities--Underlying Securities" on page S-5 is replaced with the following:

             $43,435,000 aggregate principal amount of 6 3/4% Senior Notes issued by the Underlying Securities Issuer.

             The table on page S-25 is replaced with the following table:

                                              Number of Class A-1 Certificates
                                              --------------------------------
          Lehman Brothers Inc..............                1,001,700
          RBC Dain Rauscher Inc............                  487,500
                                                          ----------
          Total............................                1,489,200

     This supplement should be read only in conjunction with the prospectus supplement and the prospectus. Capitalized terms used herein and not defined have the meaning assigned to them in the prospectus supplement.